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                    December 8, 2022

       Mark Porter
       Chief Executive Officer
       High Wire Networks, Inc.
       980 North Federal Highway
       Suite 304
       Boca Raton, Florida 33432

                                                        Re: High Wire Networks,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            Form 10-Q for the
Quarter Ended June 30, 2022
                                                            Filed August 15,
2022
                                                            File Number
000-53461

       Dear Mark Porter:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Dan Sullivan